SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 4, 2011 (September 29, 2011)

STEEL DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21719	35-1929476
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7575 West Jefferson Blvd, Fort Wayne, Indiana 46804

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  260-969-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 29, 2011, the company entered into a $1.1 billion Amended and Restated Credit Agreement (Amended and Restated Credit Agreement). The Amended and Restated Credit Agreement expanded its senior secured revolving credit facility from the prior $924 million level to a renewed five year $1.1 billion facility.  Subject to certain conditions, the company also has the opportunity to increase the facility size by an additional $400 million.  The Amended and Restated Credit Agreement is guaranteed by certain of the company’s subsidiaries and is secured by substantially all of its accounts receivable and inventories.   The revolver will be available for working capital, capital expenditures and other general corporate purposes.

A copy of the Amended and Restated Credit Agreement is filed as Exhibit 10.43 and is incorporated herein by reference.

8.01.  Other Events.

On September 29, 2011, Steel Dynamics, Inc. issued a press release titled “Steel Dynamics Announces Renewed and Increased Revolving Credit Facility.”  The full text of the press release is furnished herewith and attached hereto as Exhibit 99.1

Item 9.01.  Financial Statements and Exhibits

(d )          Exhibits.

The following exhibit is filed with this report:

Exhibit Number	Description

10.43

Amended and Restated Credit Agreement dated September 29, 2011, Among Steel Dynamics, Inc as Borrower and the Initial Lenders, Initial Issuing Bank and Swing Line Bank named or Described Herein as Initial Lenders, Initial Issuing Bank and Swing Line Bank, and PNC Bank, National Association as Collateral Agent, PNC Bank, National Association as Administrative Agent, and Bank of America, N.A. and Wells Fargo Bank, National Association as Syndication Agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets LLC and Wells Fargo Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Deutsche Bank Securities Inc. and JP Morgan Chase Bank, N.A., as Documentation Agents.

The following exhibit is furnished with this report:

Exhibit Number	Description

99.1	A press release dated September 29, 2011, titled “Steel Dynamics Announces Renewed and Increased Revolving Credit Facility.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

STEEL DYNAMICS, INC.

/s/Theresa E. Wagler

Date: October 4, 2011	By:	Theresa E. Wagler
	Title:	Chief Financial Officer